UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 14, 2010

Parametric Technology Corporation
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

On September 15, 2010, PTC’s Board of Directors appointed Jeffrey Glidden as PTC’s Executive Vice President, Chief Financial Officer effective September 27, 2010.

Mr. Glidden, age 60, was most recently employed as Vice President, Chief Financial Officer of Airvana, Inc., a publicly-traded network infrastructure provider, from December 2005 to April 2010.  Prior to that, Mr. Glidden was employed by RSA Security Inc., a publicly-traded e-security company, where he was Senior Vice President, Finance and Operations from July 2002 to December 2005, Chief Financial Officer from September 2002 to December 2005, and Treasurer from October 2002 to December 2005.

Mr. Glidden will be paid a base salary of $415,000 per year and he will be eligible to earn a performance-based bonus of up to $300,000 under PTC’s annual Executive Incentive Plan.  Mr. Glidden will be granted restricted stock units valued at approximately $1,500,000 on September 27, 2010.  Half of the units will be subject to performance criteria established no later than December 30, 2010 and which will vest to the extent earned in three substantially equal installments on each of November 15, 2011, November 15, 2012 and November 15, 2013.  The other half of the units will be time-based and will vest in three substantially equal installments on each of November 15, 2011, November 15, 2012 and November 15, 2013.

Mr. Glidden also entered into an Executive Agreement with us that provides certain compensation and benefits if his employment is terminated under specified circumstances or if a change in control of PTC occurs.  The material terms of the Executive Agreement are described below.

Termination without Cause

If we terminate Mr. Glidden’s employment without cause, he will be entitled to a lump sum payment in an amount equal to one times his highest annual salary (excluding bonuses) in effect during the six-month period immediately preceding the termination date and continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to the one year period following such termination.

Change in Control

Effective upon a change in control: all performance criteria applicable to any equity award held by Mr. Glidden will be deemed to have been met in full; the vesting schedule applicable to any equity award held by him will be amended to vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full); and, each equity award held by him will be amended to provide that it may not, except in certain circumstances, be terminated without his written consent. These provisions are not applicable to any bonus equity held by him.

In addition, with respect to any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and Mr. Glidden will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by him will vest.

Termination in Connection with a Change in Control

If within the two years following a change in control Mr. Glidden is terminated without cause or resigns for good reason, he will be entitled to the benefits he would have received if his employment was terminated without cause as described above plus a lump sum payment equal to his annual target bonus (such target bonus amount to be equal to his highest target bonus in effect for the year in which the change in control occurred or after the change in control).

In addition, upon such termination, all equity awards held by him will immediately become vested. This provision is not applicable to any bonus equity held by him.

In the event that any payments and benefits provided for under the Executive Agreement or otherwise payable to Mr. Glidden would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr. Glidden would be entitled to receive either the full payment of such payments and benefits or only such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to him.

Termination upon Death or Disability

Finally, if Mr. Glidden’s employment terminates due to his death or disability, all performance criteria applicable to any equity awards held by him will be deemed to have been met in full and all equity awards held by him will immediately become vested.  These provisions are not applicable to any bonus equity held by him.

The preceding description of the Executive Agreement is qualified in its entirety by reference to the full text of the agreement filed as Exhibit 10 to this Form 8-K and incorporated herein by reference.

Former Chief Financial Officer Appointed Senior Financial Consultant

Upon the commencement of Mr. Glidden’s employment on September 27, 2010, Mr. Neil Moses, our Executive Vice President, Chief Financial Officer, will assume the position of Senior Financial Consultant through his previously announced resignation date of November 15, 2010.

Section 9 - Financial Statements and Exhibits

Item 9.01.                   Financial Statements and Exhibits.

(d)           Exhibits.

10	Executive Agreement dated September 14, 2010 by and between Parametric Technology Corporation and Jeffrey D. Glidden.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parametric Technology Corporation

Date: September 20, 2010	By:	/s/ Aaron C. von Staats
Aaron C. von Staats
General Counsel & Secretary